EXHIBIT 99.1

News from Graham Packaging

Contact:

Donald C. Sarvey
Editorial Enterprises, Inc.

(717) 236-7716

editorialenterprises@earthlink.net

May 15, 2007

FOR IMMEDIATE RELEASE

Graham Packaging reports 16.1% gain in operating income

YORK, Pennsylvania, USA—Graham Packaging Holdings Company, parent company of Graham Packaging Company, L.P., today reported first-quarter operating income of $43.4 million, an increase of $6.0 million, or 16.1 percent, over the same quarter last year.

2007 operating income benefited from the non-recurrence of approximately $5.5 million in costs incurred in 2006 in connection with the procurement of raw materials following hurricanes Rita and Katrina the previous year.

The number of container units the company sold in the first quarter of 2007 increased by 2 percent, but net sales decreased by 3.6 percent, primarily due to lower resin pricing, changes in product mix, and price erosion.

Net sales for the three months ended March 31, 2007, totaled $621.8 million, a decrease of $23.2 million, as compared to $645.0 million in net sales for the three months ended March 31, 2006.

Net sales in North America showed a decrease of 5.8 percent. Net sales increased in the food and beverage category but were down in the household, automotive lubricants, and personal care/specialty categories. Net sales were up 14.3 percent in Europe and 9.3 percent in South America. The latter showings were influenced by higher volume and favorable exchange rates.

The Company’s net interest expense increased by $5.3 million, or 10.5 percent, to $55.7 million, compared to the first quarter of last year. The increase was primarily related to the write-off of $4.6 million of deferred financing fees in connection with the March 30, 2007, amendment to the Company’s Credit Agreement.

Income tax provision in the first quarter totaled $3.2 million, a net change of $6.2 million from the Company’s income tax benefit of $3 million in the first quarter of 2006.

The net loss for the first quarter amounted to $15.6 million, compared to a net loss of $10 million for the first quarter of last year. Excluding the increase in interest expense due to the write-off of deferred financing fees previously noted and the increase in income tax expense attributable to the establishment of valuation allowances ($5.0 million), the net loss for the first quarter amounted to $6.0 million.

Covenant compliance EBITDA *(earnings before interest, taxes, depreciation and amortization) totaled $418.6 million for the four quarters ended March 31, 2007, compared to $428.2 million for the four quarters ended March 31, 2006.

1

Reconciliation of net loss to EBITDA

Four quarters ended March 31, 2007
(In millions)
Net loss	$(126.0)
Interest income	(0.5)
Interest expense	212.8
Income tax provision	33.8
Depreciation and amortization	204.5
EBITDA	$324.6

Reconciliation of EBITDA to covenant compliance EBITDA

Four quarters ended March 31, 2007
(In millions)
EBITDA	$324.6
Impairment charges	25.9
Other non-cash charges (a)	14.8
Fees related to monitoring agreements (b)	5.0
Non-recurring items (c)	48.3
Covenant compliance EBITDA	$418.6

(a)	Represents the net loss on disposal of fixed assets
(b)	Represents annual fees paid to Blackstone Management Partners III, L.L.C., and a limited partner of Holdings under monitoring agreements.
(c)	The Company is required to adjust EBITDA, as defined above, for the following non-recurring items in the table below:

Four quarters ended March 31, 2007
(In millions)
Reorganization and other costs (i)	$30.2
Project startup costs (ii)	18.1
$48.3

(i)

Represents non-recurring costs related to the integration of O-I Plastic, aborted acquisitions, expenses related to the hurricanes in the United States in the second half of 2005, global reorganization costs and other costs.

(ii)	Represents non-recurring costs associated with project startups.

Graham Packaging, based in York, is a worldwide leader in technology-based, customized blow-molded plastic containers for the branded food and beverage, household, personal care/specialty, and automotive lubricants product categories. The Company produces more than 20 billion container units at 85 plants in North America, Europe, and South America and had sales of $2.52 billion in 2006.

2

The Company is a leading U.S. supplier of plastic containers for hot-fill juice and juice drinks, sports drinks, drinkable yogurt and smoothies, nutritional supplements, wide-mouth food, dressings, condiments, and beers; the leading global supplier of plastic containers for yogurt drinks; the leading supplier of plastic containers for liquid laundry detergent; and the number-one supplier in the U.S., Canada, and Brazil of one-quart/one-liter plastic HDPE (high-density polyethylene) containers for motor oil.

The Blackstone Group of New York is the majority owner of Graham Packaging.

*Covenant compliance EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) further adjusted to exclude non-recurring items, non-cash items and other adjustments required in calculating covenant compliance under the Credit Agreement and Notes, as shown in the table below. Covenant compliance EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. The Company believes that the inclusion of covenant compliance EBITDA in the quarterly report on Form 10-Q is appropriate to provide additional information to investors about the calculation of certain financial covenants in the Credit Agreement and the Notes. Because not all companies use identical calculations, these presentations of covenant compliance EBITDA may not be comparable to other similarly titled measures of other companies.

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results will be affected by various uncertainties and risk factors, many of which are beyond the Company’s control. For a description of these uncertainties and risk factors, and for a more complete description of the Company’s results of operations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

# # #

3